EXHIBIT (A)(1)(i)
OFFER TO REPURCHASE
up to 22,350,747 of the Issued and Outstanding Shares of Common Stock
of
The Korea Fund, Inc.
at 98% of Net Asset Value Per Share
by
The Korea Fund, Inc.
in Exchange for Portfolio Securities of The Korea Fund, Inc.
THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME
ON AUGUST 19, 2005, UNLESS THE OFFER IS EXTENDED.
THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER “CERTAIN CONDITIONS OF THE OFFER.”
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO REPURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.
To the Shareholders of The Korea Fund, Inc.:
      The Korea Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), is offering to repurchase up to 22,350,747 (approximately 50%) of its issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”). As of July 5, 2005, 44,701,493 Shares were outstanding. The offer is to repurchase Shares in exchange for a pro rata portion of the Fund’s portfolio securities (other than securities that are not publicly traded, that would need to be registered under the Securities Act of 1933, as amended (the “Securities Act”), if distributed in the repurchase, that may not be held other than by Korean holders, or that involve the assumption of contractual obligations or trading restrictions) held in the Fund’s investment portfolio (the “Portfolio Securities”), subject to adjustment for fractional shares and odd lots, at a price equal to 98% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Shares are traded, on the business day after the day the offer expires (the “Repurchase Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
      The Offer will expire at 5:00 p.m., Eastern time on August 19, 2005, unless extended. The Shares are traded on the NYSE under the symbol “KF”. The NAV as of the close of the regular trading session of the NYSE on July 5, 2005 was $29.44 per Share and the last reported sale price on the NYSE on such date for a Share was $27.45. Until the Offer expires, NAV quotations can be obtained from Georgeson Shareholder Communications, Inc. (the “Information Agent”) by calling (800) 843-0369 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).
      IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THIS REPURCHASE OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE REPURCHASE OFFER. SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO REPURCHASE, IS COST-EFFECTIVE VERSUS SELLING FUND SHARES ON THE NYSE.
      Before you decide whether to participate in the Offer, you should consider the relative benefits and costs of such participation, including, without limitation, the requirements of appointing a Korean proxy (the “Korean Proxy”), registering with the Financial Supervisory Service of Korea (the “FSS”), and establishing a Korean securities account with a licensed Korean broker or a custodian bank (the “Korean Securities Account”), which may be subject to different procedures and laws than for opening a U.S. securities account, and a U.S. dollar account with a bank outside of Korea (the “USD Account” and, collectively with the Korean Securities Account, the “Shareholder Accounts”); the potential risks inherent in holding the Portfolio Securities, for which there may be less information available than for U.S. publicly traded securities; and the costs (including transaction costs) and risks (including the risk of exchange rate fluctuation between the Korean Won and the currency into which Won-denominated sales proceeds would ultimately be converted) of disposing of the Portfolio Securities, versus selling the Fund shares on the NYSE at the prevailing market price and receiving cash payment in U.S. dollars. Because opening a Korean Securities Account may require more time than opening a comparable securities account in the U.S., you should promptly make these arrangements if you desire to participate in the Offer.
      Participation in the offer will result in the receipt of Korean securities in exchange for shares of the Fund. If you do not wish to receive or transact in Korean securities, you should not participate in the offer. You may sell your shares on the NYSE at the prevailing market price at any time.
      Participating shareholders will bear the costs and expenses of their receiving the Portfolio Securities pursuant to the Offer, including any fees charged by Citibank, N.A. (the “Subcustodian”) to transfer the Portfolio Securities and any fees charged by Korean banks, brokers or custodians. The Fund will pay all charges and expenses of the Information Agent and the Colbent Corporation (the “Depositary”). The Fund mailed this Offer to Repurchase and the accompanying Letter of Transmittal to record holders on or about July 8, 2005.
IMPORTANT INFORMATION
      Shareholders who desire to participate in the Offer should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the certificates for the Shares (in proper certificated or uncertificated form) and all other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders whose shares are registered in the name of such a brokerage firm or other financial intermediary must contact that firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their brokerage firm or other financial intermediary for processing the documentation required to participate in the Offer on their behalf and may incur other expenses as described in this Offer to Repurchase. The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.
      Tendering shareholders who do not timely make the required Korean registration, custodial and transfer arrangements will not be able to participate in the offer and will be deemed to have incorrectly tendered their shares. (See Sections 4 and 6.) Transfer and delivery requirements are further detailed in the Letter of Transmittal.
      NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., THE FUND’S INVESTMENT MANAGER (THE “MANAGER”), NOR DEUTSCHE INVESTMENTS TRUST MANAGEMENT COMPANY LIMITED, THE FUND’S SUBADVISER (THE “SUBADVISER”), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER SHARES FOR REPURCHASE OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER OR THE SUBADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES FOR REPURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER OR THE SUBADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER THEIR SHARES FOR REPURCHASE OR REFRAIN FROM PARTICIPATING IN THE OFFER.
      THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER.
      The date of this Offer to Repurchase is July 8, 2005.

i

SUMMARY TERM SHEET
      This summary highlights important information concerning this repurchase offer. To understand the repurchase offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal.
What is the repurchase offer?

•	The Korea Fund, Inc. is offering to repurchase up to 22,350,747 shares (or approximately 50%) of its common stock. The Fund will repurchase Fund shares at a price equal to 98% of the per share net asset value as of the close of regular trading session of the New York Stock Exchange on the business day immediately after the day the repurchase offer expires. You will not receive cash in exchange for your Fund shares, but will instead receive portfolio securities of Korean listed companies held by the Fund at the expiration of the repurchase offer and representing a pro rata share of the portfolio securities then held by the Fund. The Fund will transfer your portion of these portfolio securities to a Korean securities account, which you must establish at a licensed Korean broker or a custodian bank, in exchange for the repurchase by the Fund of the Fund shares tendered by you for repurchase. If you are a resident of Japan, you will not receive portfolio securities, but instead will receive cash upon your required sale of such portfolio securities pursuant to the procedures as set forth in this Offer. The repurchase offer is subject to a number of conditions. (See “Certain Conditions of the Offer.”)
What does it mean to receive portfolio securities of the Fund?

•	Instead of receiving cash for Fund shares accepted for repurchase in the repurchase offer, participating shareholders will receive shares or other portfolio securities, such as convertible bonds, of Korean listed companies in which the Fund has invested (other than securities that are not publicly traded, that would need to be registered under U.S. securities laws if distributed in the repurchase, that may not be held other than by Korean holders, or that involve the assumption of contractual obligations or trading restrictions), except that cash in U.S. dollars will be distributed with respect to fractional shares, odd lots and any cash then held by the Fund. Due to the diversified nature of portfolio securities held by the Fund, shareholders are more likely to receive a disproportionate amount of consideration in the form of cash in lieu of fractional shares to the extent that they tender fewer Fund shares in the repurchase offer. The value of the portfolio securities may decrease or increase between the date on which Fund shares are tendered for repurchase and the date on which Fund shares are priced for purposes of the repurchase offer, and between the date on which Fund shares are priced for purposes of the repurchase offer and the date on which participating shareholders actually receive the portfolio securities in their Korean securities accounts. (See “Payment for Shares.”)
How many of my shares of the Fund will the Fund repurchase?

•	The Fund is offering to purchase up to 22,350,747 shares of its common stock. If shareholders tender and do not withdraw more than 22,350,747 Fund shares for repurchase, the Fund will repurchase duly tendered shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of shares each shareholder tenders for repurchase and does not timely withdraw. However, the Fund will repurchase all shares properly tendered by shareholders owning an aggregate of not more than 99 shares who tender all such Shares by means of the Letter of Transmittal. The Fund does not intend to increase the number of shares that it is offering to repurchase, even if shareholders tender more than the maximum number of shares to be repurchased by the Fund in the repurchase offer.
If I participate in the repurchase offer, can I receive cash instead of portfolio securities in return?

•	No. However, instead of participating in the offer, you may choose at any time to sell your shares of the Fund on the New York Stock Exchange for U.S. dollars at the prevailing market price. In light of the associated transaction costs described in this offer to repurchase, you should consider whether participating in the offer is cost-effective versus selling your shares on the New York Stock Exchange. If you participate in the repurchase offer, a small portion of consideration that you will receive will be in U.S. dollars to account for fractional shares, odd lots and any cash then held by Fund. However, due to the diversified nature of portfolio securities held by the Fund, you are more likely to receive a disproportionately large share of consideration in the form of cash in lieu of fractional shares to the extent that you tender fewer Fund shares in the repurchase offer. Notwithstanding the foregoing, if you are a resident of Japan, you are required to submit an irrevocable instruction to sell the portfolio securities and to receive cash equivalent to the amount of the proceeds of the portfolio securities.

Will I know the identity of the Korean issuers of the portfolio securities I will be receiving prior to tendering my Fund shares?

•	You may refer to the annual and semiannual reports of the Fund for a list of portfolio securities held by the Fund as of June 30 and December 31 of the calendar year covered by such report. The portfolio securities to be received by participating shareholders will represent a pro rata portion of the Fund’s investment portfolio, subject to the adjustments noted above.
What can I do with the portfolio securities I receive if I participate in the repurchase offer?

•	You may arrange to sell your shares of portfolio securities on a Korean public exchange in return for cash proceeds denominated in Korean Won. You may also continue to hold the portfolio securities received from the Fund. However, if you are a resident of Japan, you must irrevocably instruct your Korean broker to sell all portfolio securities.
Will I have to pay anything to participate in the repurchase offer?

•	The Fund will bear the costs of printing and mailing materials to Fund shareholders, certain legal and filing fees, and fees and expenses of the depositary, the Colbent Corporation, and the information agent, Georgeson Shareholder Communications Inc. The shareholders that participate in the repurchase offer will pay all costs associated with distributing portfolio securities pursuant to the offer. The actual expense per Fund share tendered by you for repurchase, including the expense of effecting the repurchase and of any liquidation of portfolio securities received by you, will depend on a number of factors, including the number of shares you tender for repurchase, the Fund’s portfolio composition at the time of the repurchase, and prevailing market conditions when you liquidate the portfolio securities received in the repurchase, if you choose to do so. Your broker, dealer or other institution may charge you a fee for processing your repurchase request and sending the repurchase request to the depositary. You may also incur expenses associated with the appointment of a Korean proxy and the establishment of a Korean securities account, which you must establish in order to receive the portfolio securities, and a U.S. dollar account with a bank outside of Korea, which you must establish in order to receive the cash proceeds, plus fees, expenses and brokerage commissions associated with the disposal or retention of the portfolio securities. (See “Price; Number of Shares.”) The actual per share expenses of effecting the repurchases and of any liquidation of portfolio securities received will depend on a number of factors, including the number of shares tendered, the Fund’s portfolio composition at the time and market conditions prevailing during the liquidation process. Per share expenses borne by a participating shareholder might increase to the extent that the Fund repurchases fewer shares from such participating shareholder.
Why is the Fund making this repurchase offer?

•	The Fund is making the repurchase offer to provide shareholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s continuous efforts to provide additional value to shareholders. The repurchase offer provides a means for shareholders who wish to sell a portion of their Fund shares to do so at close to net asset value per share. In addition, the Fund has received a ruling from the Internal Revenue Service to the effect that, by distributing to participating shareholders portfolio securities rather than cash, the Fund and those shareholders not participating in the repurchase offer will avoid the recognition of capital gains for U.S. federal income tax purposes which would otherwise likely be incurred in a cash repurchase. (See “Purpose of the Offer; Plans or Proposals of the Fund.”)

When will the repurchase offer expire, and may the repurchase offer be extended?

•	The repurchase offer will expire at 5:00 p.m., Eastern time on August 19, 2005, unless extended. The Fund may elect at any time to extend the expiration date of the repurchase offer. If the repurchase offer is extended, the Fund will issue a press release announcing the extension. (See “Amendments; Extension of Repurchase Period; Termination.”)
What is the net asset value per Fund share as of a recent date?

•	As of July 5, 2005, the net asset value per share was $29.44 and the last reported sales price on the New York Stock Exchange for a share of the Fund’s common stock was $27.45. (See “Price Range of Shares; Dividends/ Distributions” for more information regarding the trading range of Fund shares and the Fund’s net asset value per share during the past four years.) Before the repurchase offer expires, net asset value quotations can be obtained from Georgeson Shareholder Communications, Inc. by calling (800) 843-0369 between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).
Will the Fund’s net asset value per share be higher or lower on the date that the price to be paid for repurchased shares is to be determined?

•	No one can accurately predict what the Fund’s net asset value per share will be at any future date.
How do I participate in the repurchase offer?

•	To participate in the repurchase offer, you must follow the procedures set forth in “Procedures for Tendering Shares for Repurchase” and in the Letter of Transmittal that accompanies this Offer to Repurchase. To participate in the repurchase offer, you will be required, for instance, to appoint a Korean proxy, to register with the Financial Supervisory Service of Korea and to submit information regarding your Korean securities account established with a licensed Korean securities broker or a custodian bank where the portfolio securities can be transferred and a U.S. dollar account established with a bank outside of Korea where the cash proceeds can be transferred. Participating shareholders should note that establishing a Korean securities account may require more time than opening a comparable account in the U.S. Accordingly, participating shareholders should promptly make these arrangements. Shareholder should also carefully ensure that all information required in order to participate in the repurchase offer, including information regarding the Korean securities account and the U.S. dollar account, has been provided and is accurate. You must also submit required documentation to establish that you are not subject to U.S. federal income tax backup withholding as described in “United States Federal Income Tax Withholding.” The Fund is under no obligation to notify shareholders of any errors or incomplete information with their submission. Any deficiencies in a shareholder’s submission will result in the shareholder’s Fund shares not being accepted for repurchase and being returned to the shareholder following the expiration of the offer.
Must I tender all of my shares for repurchase?

•	No. You may tender for repurchase all or part of the shares you own unless you own not more than 99 shares total, in which case you must tender for repurchase either all or none of your shares.
May I withdraw my shares after I have tendered them for repurchase and, if so, by when?

•	Yes, you may withdraw your shares at any time prior to 5:00 p.m., Eastern time on August 19, 2005 or, if the offer is extended, at any time prior the expiration time and date, as extended. In order for your withdrawal to be effective, the depositary must receive your notice of withdrawal prior to the expiration of the repurchase offer at one of the addresses listed on the back cover of this Offer to Repurchase. You may resubmit withdrawn shares by following the repurchase procedures before the offer expires, including during any extension period. (See “Withdrawal Rights.”)

How do I withdraw previously tendered shares?

•	A notice of withdrawal of previously tendered shares must be timely received by the Depositary. The notice of withdrawal must specify the name of the shareholder who tendered the shares and the name of the registered owner of such shares if different from the person who tendered the shares. You may withdraw only all Fund shares previously tendered by you, and not a portion thereof, and your notice of withdrawal must state this. (See “Withdrawal Rights.”)
May I place any conditions on my tender of shares?

•	No.
If the Fund accepts my shares for repurchase, when will I receive portfolio securities of Korean listed companies held by the Fund?

•	The transfer of portfolio securities in return for tendered Fund shares accepted by the Fund will be made as soon as practicable after the expiration of the repurchase offer.
Is my sale of Fund shares in the repurchase offer a taxable transaction?

•	It is anticipated that the sale by U.S. shareholders (other than those who are tax exempt) of Fund shares in exchange for portfolio securities will generally be a taxable transaction for U.S. federal income tax purposes. The subsequent sale or other disposition of portfolio securities received pursuant to the Offer may also be a taxable transaction for U.S. federal income tax purposes. Participating shareholders may also be subject to additional U.S. federal taxation under certain circumstances. See “Certain United States Federal Income Tax Consequences” for a general summary of the U.S. federal income tax consequences of a sale of shares pursuant to the repurchase offer and the differing rules for U.S. and Non-U.S. shareholders. Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences.

•	No Korean tax will be payable upon the sale of shares pursuant to the repurchase offer by participating shareholders that are not (i) residents of Korea or (ii) foreign corporations that maintain a permanent establishment in Korea to which any income arising from the sale of shares would be attributable. See “Certain Korean Tax Consequences” for a general summary of certain Korean tax consequences of a sale of shares pursuant to the repurchase offer and the ownership, sale or other disposition of portfolio securities received pursuant to the offer. Please consult your tax adviser regarding your individual tax consequences.
Is there any reason shares tendered by me for repurchase would not be accepted?

•	In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to repurchase tendered shares, the Fund has reserved the right to reject any and all tendered shares determined by the Fund not to have been tendered in the appropriate form. The Fund may reject tendered shares if, for instance, the Letter of Transmittal does not include original signature(s), the original of any required signature guarantee(s), or, if you are a resident of Japan, a certification that you have irrevocably instructed your Korean proxy or Korean broker to sell the portfolio securities as soon as they have been received.
How will tendered shares be accepted for repurchase by the Fund?

•	Shares properly submitted in the offer will be accepted for repurchase by the determination of the Fund, which will thereafter transfer the shares submitted to the Fund’s subcustodian. The Fund’s subcustodian will transfer the portfolio securities to your accounts soon as practicable after the expiration of the offer.

What should I do if I decide not to tender my Fund shares for repurchase?

•	Nothing. There are no actions that you need to take.
Does the Fund’s management recommend that shareholders participate in the repurchase offer, and will management participate in the repurchase offer?

•	None of the Fund, its Board of Directors, its investment manager or its subadviser is making any recommendation to the Fund’s shareholders regarding whether to tender Fund shares in the repurchase offer. None of the Fund’s directors or officers intends to tender for repurchase in the repurchase offer any of the shares they beneficially own. (See “Interest of Directors, Executive Officers and Certain Related Persons.”)
Will there be additional opportunities to sell my shares to the Fund?

•	The Fund’s Board of Directors has approved, subject to fiduciary and other applicable requirements, a plan under which the Fund will make offers semi-annually, over a three-year period following the completion of this initial repurchase offer, to repurchase 10% of the Fund’s shares then outstanding, at a price equal to 98% of net asset value on the day after expiration of each such offer. As with this repurchase offer, participating holders would be paid in kind, by receiving a pro rata share of the portfolio securities then held by the Fund, unless you are a resident of Japan, in which case you will be paid in cash from the proceeds of the portfolio securities sold based upon your irrevocable instruction submitted at the time of tendering Shares. Each of these subsequent offers would be made, subject to regulatory approvals and fiduciary and other applicable requirements, if the Fund’s shares trade on the New York Stock Exchange at an average weekly discount from net asset value greater than 5% during a 13-week measuring period ending on the last day of the preceding half-year period. There can be no assurance that any of the subsequent offers will take place. (See “Purpose of the Offer; Plans or Proposals of the Fund.”)
How do I obtain more information?

•	Questions, requests for assistance and requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other repurchase offer documents should be directed to Georgeson Shareholder Communications, Inc., the information agent for the repurchase offer, toll free at (800) 843-0369. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

      1. Price; Number of Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for payment, in exchange for a pro rata portion of the Fund’s Portfolio Securities, an aggregate amount of up to 22,350,747 of its issued and outstanding Shares that are properly tendered and not withdrawn in accordance with Section 5 prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern time on August 19, 2005, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case Expiration Date shall mean the last time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer. (See Sections 3 and 17.) The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. (See Section 3.) The purchase price of the Shares will be 98% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date, and will be payable in Fund Portfolio Securities. (See Section 6.) The Fund will not pay interest on the purchase price under any circumstances.
      The NAV as of the close of the regular trading session of the NYSE on July 5, 2005 was $29.44 per Share and the last reported sale price of a Share on the NYSE on such date was $27.45, representing a discount of -6.76% to NAV. Prior to the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (800) 843-0369 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).
      The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for repurchase any minimum aggregate number of Shares.
      If more than 23,350,747 Shares are duly tendered for repurchase pursuant to the Offer (and not withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will repurchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered (and not subsequently withdrawn) by or on behalf of each shareholder; provided that the Fund will not apply such pro rata reduction and will accept all Shares duly tendered by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who properly tenders all such Shares by means of the Letter of Transmittal. The Fund does not intend to increase the number of Shares offered for purchase, even if more than 23,350,747 Shares are tendered by all shareholders in the aggregate.
      On July 5, 2005, there were 44,701,493 Shares issued and outstanding, and there were 1,126 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares as nominees on behalf of multiple beneficial owners.
      2. Purpose of the Offer, Plans or Proposals of the Fund. The Board of Directors of the Fund (the “Board”) considered and approved the Offer at a meeting held on December 15, 2004.
      The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund’s continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders who want to sell a portion of their Shares to do so at close to NAV per Share. In addition, the Fund has received a ruling from the Internal Revenue Service (the “IRS”) to the effect that, by distributing Portfolio Securities to participating shareholders, it is anticipated that the Fund and those shareholders who continue to hold Shares after the Offer will avoid the recognition of capital gains for U.S. federal income tax purposes which would otherwise be incurred if participating shareholders were to receive cash consideration for their Shares.
      The Board for many years has sought to address the discount to net asset value at which Shares of the Fund have traded in ways consistent with the best interests of shareholders and applicable regulatory requirements. The Board has considered a wide variety of strategies to address the discount. Past actions taken by the Board have included the purchase of Shares pursuant to a cash tender offer, a special in-kind dividend in the form of American Depository Receipts representing shares of a Fund portfolio company, a market Share buy-back program, purchases of Shares pursuant to the Fund’s dividend reinvestment plan, and efforts to increase publicity about the Fund.
      On April 25, 2003, the Board announced that it would initiate a special review of alternatives that would enable shareholders to receive value that would be near net asset value for at least a portion of their Shares by April 2004. On January 21, 2004, the Board announced that the Fund would conduct a tender offer and that the Board had approved a program of making additional tender offers, one in the first quarter of 2005 and one in the first quarter of 2006, in each case for 10% of the outstanding Shares at a price of 95% of net asset value if the Shares traded on the NYSE at an average weekly discount from net asset value greater than 15% during a 13-week measuring period ending the preceding December 31, and subject to fiduciary and other applicable requirements (the “Previous Program”). On January 23, 2004, the Fund commenced a cash tender offer for up to 10% of its outstanding Shares at a price equal to 95% of NAV per Share as of the close of the regular trading session of the NYSE on the day after the business day the offer expired. The tender offer expired on February 23, 2004. A total of 4,966,408.9739 Shares were accepted for payment under the Previous Program.
      On December 15, 2004, the Fund announced its approval, subject to fiduciary and other applicable requirements and regulatory approval, of a repurchase of 50% of outstanding Shares at a price equal to 98% of the NAV per Share as of the day after the date such offer expires. The Fund also announced its approval of a plan to conduct six subsequent semi-annual repurchase offers in accordance with section 23(c)(2) under the Investment Company Act of 1940 (the “1940 Act”) and rule 13e-4 under Exchange Act, each for 10% of the then outstanding Shares at a price equal to 98% of NAV per Share as of the day after the date each such offer expires, if Shares trade on the NYSE at an average weekly discount from net asset value greater than 5% during a 13-week measuring period ending the last day of the preceding half-year (the “Repurchase Program”). Payment for any Shares repurchased pursuant to the Repurchase Program would be made in-kind through a pro rata distribution of Portfolio Securities on the day after the date such offer expires. In light of the authorization by the Fund of the Repurchase Program, the Fund announced the termination of the Previous Program.
      The Board believes that maintaining the Fund’s closed-end structure provides the best means to achieve the Fund’s investment objective of long-term capital appreciation, especially given the emerging nature of the Korean capital markets, the volatility and the limited liquidity of many of the Fund’s holdings and other relevant market conditions. The Board believes that the long-term and recent performance of the Fund supports this view.
      There can be no assurance that this Offer and the Repurchase Program will reduce or eliminate any market price discount from NAV of the Fund’s Shares. The market price of the Fund shares will also be determined by, among other things, the relative demand for and supply of Fund shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.
      Any Shares repurchased by the Fund pursuant to the Offer will become treasury shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).
      Except as set forth above, as described in Section 11 or in connection with the operation of the Fund’s dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board or management of the Fund, including change to the number or the term of members of the Board, the filling of any existing vacancies on the Board or change to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.
      3. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend and amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for repurchase or, subject to the applicable rules and regulations of the Commission, including

Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or payment for any tendered Shares, if:

(a) the Fund is not able to procure Portfolio Securities for purposes of conducting the offer in an orderly manner and consistent with the Fund’s investment objective, policies and status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”), in order to provide sufficient consideration to purchase Shares tendered pursuant to the Offer;

(b) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer or the Repurchase Program, seeks to obtain any material amount of damages in connection with the Offer or the Repurchase Program, or otherwise directly or indirectly adversely effects the Offer, the Repurchase Program or the Fund;

(c) there shall have occurred: (i) any general suspension of trading in or limitation on prices for securities on the NYSE, the Stock Market Division or the KOSDAQ Market Division of the Korea Exchange, or any other exchange on which the Shares or portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or local authorities or any governmental authority of Korea or any other foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, Korea or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund or the issuers of its portfolio securities that is imposed by U.S. federal, state or local authorities, or by any governmental authority of Korea or any other foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States or Korea; or (v) any other event or condition which, in the Board’s judgment, would have a material adverse effect on the Fund or its shareholders if the Offer were consummated; or

(d) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duty owed to the Fund or its shareholders.
      The Board may modify these conditions in light of experience.
      The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.
      The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 17.)
      4. Procedures for Tendering Shares for Repurchase.
      A. Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase, and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 5:00 p.m., Eastern time on the Expiration Date, or (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf. Shareholders who do not hold Shares through a broker, dealer, commercial bank, trust company or other nominee may wish to contact one of these entities, deposit their Shares with it and seek its assistance in appointing a Korean Proxy, registering with the FSS, establishing the Shareholder Accounts and submitting the Letter of Transmittal and other documents required for participation in the Offer.
      In order validly to tender Shares for repurchase pursuant to the Offer, tendering shareholders must submit instructions regarding their Shareholder Accounts. The form for these instructions appears in the Letter of Transmittal and, in the case of brokers, dealers, commercial banks, trust companies or other nominees tendering shares on behalf of clients, on the DTC Delivery Election Form. (See Section 6.)
      In order validly to tender Shares for repurchase pursuant to the Offer, tendering shareholders that are residents of Japan (the “Japan Holders”) must acknowledge that they will receive cash in exchange for their tendering Shares and must certify that they have irrevocably instructed their Korean licensed broker to sell their Portfolio Securities for cash immediately upon the transfer of the Portfolio Securities into their Korean Securities Account. All other tendering shareholders must certify that they are not residents of Japan. The forms for these certifications appear in the Letter of Transmittal and, in the case of brokers, dealers, commercial banks, trust companies or other nominees tendering shares on behalf of clients, on the DTC Delivery Form.
      The required transfer and delivery requirements are further detailed in the Letter of Transmittal.
      Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a tender of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the tender has a net long position equal to or greater than the amount requested for tender in (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to tender or guarantee of a request to tender on behalf of another person.
      The acceptance of Shares by the Fund for repurchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for repurchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.
      B. Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an “Eligible Institution”) which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.)
      If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for repurchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered for repurchase without alteration, enlargement or any change whatsoever.
      If any of the Shares tendered for repurchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.
      If any of the Shares tendered for repurchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.
      If the Letter of Transmittal or any certificates for Shares tendered for repurchase or stock powers relating to Shares tendered for repurchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.
      If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for repurchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.
      If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. (See subsection D of this Section 4.)
      C. Book-Entry Delivery. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Shares tendered for repurchase pursuant to the Offer by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer and all other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Repurchase, or the tendering shareholder must comply with the guaranteed delivery procedures described below.
      The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for repurchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
      D. Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Shares for repurchase pursuant to the Offer and the certificates for the Shares to be tendered for repurchase are not immediately available, or the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary cannot be delivered prior to 5:00 p.m., Eastern time on the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder’s Shares nevertheless may be tendered for repurchase, provided that all of the following conditions are satisfied: (a) the tender for repurchase is made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date; and (c) the certificates for all such Shares tendered for repurchase, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time on the second NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.
      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered for repurchase within the meaning of, and that the request for tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.
      THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND

SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause (a) tender of their Shares for repurchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (or a copy or facsimile thereof) (including original signature(s) and the original of any required signature guarantee(s)); and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Shares for repurchase pursuant to the Offer and to payment of the Portfolio Securities.
      Notwithstanding any other provision hereof, payment for Shares accepted for repurchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message and all other documents required by the Letter of Transmittal.
      E. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all requests to tender Shares determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.
      NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.
      F. United States Federal Income Tax Withholding. To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each participating (U.S. Shareholder) must complete the Substitute Form W-9 included in the Letter of Transmittal and provide such form to the Depositary. A “U.S. Shareholder” is, in general, a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
      Participating Non-U.S. Shareholders must submit a Form W-8BEN or other Form W-8, as appropriate, to the Depositary in order to avoid backup withholding. For this purpose, a “Non-U.S. Shareholder” is any shareholder that is not a U.S. Shareholder. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.
      FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT THE DOCUMENTATION DESCRIBED ABOVE WILL RESULT IN AN INVALID SUBMISSION OF SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER’S SUBMITTED SHARES WILL NOT BE ACCEPTED FOR PURCHASE.
      5. Withdrawal Rights. At any time prior to 5:00 p.m., Eastern time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after September 2, 2005, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.
      To be effective, a written notice of withdrawal of Shares tendered for repurchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having requested the tendered Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.
      All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for repurchase by following the procedures described in Section 4 prior to 5:00 p.m., Eastern time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.
      NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.
      6. Payment for Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment and repurchased Shares that are tendered for repurchase (and not withdrawn in accordance with Section 5) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Shares for repurchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for repurchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will distribute Portfolio Securities as payment for properly tendered Shares as soon as practicable after the Expiration Date.
      The sale proceeds of the Offer will be paid in a pro rata portion of the Portfolio Securities then held by the Fund except for: (a) securities that are not traded on a public securities market or for which quoted bid and ask prices are not available; (b) securities that, if distributed, would be required to be registered under the Securities Act; (c) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local laws, rules or regulations; and (d) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and purchase agreements) that, although they may be liquid and marketable, involve the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership. With respect to the Portfolio Securities, as to fractional shares and/or odd lots of securities, and with respect to any amounts attributable to any cash position held by the Fund (including short-term non-equity securities), the Fund will (a) pay cash (in U.S. dollars); (b) round off (up or down) odd lots or fractional shares so as to eliminate them prior to distribution; or (c) pay a higher pro rata percentage of equity securities equivalent to the value thereof. The choice of option (a), (b) or (c) with respect to the treatment of fractional shares and/or odd lots of securities is at the discretion of the Fund.
      Portfolio Securities distributed in the Offer will be valued in the same manner as they would be valued for the purposes of computing the Fund’s net asset value on the Repurchase Pricing Date. In the case of Portfolio Securities traded on a public securities market for which public price quotations are available, this means their last reported sales price on the exchange on which the securities are primarily traded (with respect to Portfolio Securities traded on the Korea Exchange, the last reported closing price), or, if the securities are not listed on an exchange or the public securities market, or, if there is no such reported price, the average of the most recent bid and asked price (or, if no such asked price is available, the last quoted bid prices). The Portfolio Securities distributed to shareholders pursuant to the Offer will be limited to securities that are traded on a public securities market or for which quoted bid prices are available.
      In order to comply with applicable Korean laws and regulations, each tendering shareholder (or the holders of legal title to the Shares if legal and beneficial ownership are held by different persons) must appoint a Korean Proxy, register with the FSS and establish a Korean Securities Account. Shareholders should note that establishing a Korean Securities Account may require more time than opening a comparable securities account in the U.S. Accordingly, participating shareholders should promptly make these arrangements. The Korean proxy may register the tendering shareholder (or the holders of legal title to the Shares if legal and beneficial ownership are held by different persons) with the FSS and establish the Korean Securities Account on the shareholder’s behalf. The Depositary will cancel properly tendered Shares accepted by the Fund for repurchase as soon as possible after the Expiration Date. The Fund’s obligation with respect to any tendering shareholder to make payment for such Shares shall be satisfied when the Fund gives written or oral instructions to the Subcustodian to deposit the Portfolio Securities into such tendering shareholder’s Korean Securities Account and any cash proceeds into such tendering shareholder’s USD Account.
      Participating shareholders may experience a delay in the transfer of Portfolio Securities into their Korean Securities Account due to the time required to clear the transfer of title to the Portfolio Securities under Korean securities trade clearing practices. The Fund will not pay interest on the purchase price for this or any other reason.
      In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	a Letter of Transmittal (or a copy thereof) properly completed and duly executed and any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

•	certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 4; and

•	all other documents required by the Letter of Transmittal.
      The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, the Korean Securities Transaction Tax, certain legal and filing fees and the fees and expenses of the Depositary and Information Agent. Participating shareholders will pay the costs associated with distributing Portfolio Securities pursuant to the Offer (generally, certain transfer taxes and custodial expenses), which shall be deducted directly from each participating shareholder’s proceeds from the repurchase. Participating shareholders will bear any transaction costs associated with transferring and delivering the Portfolio Securities and cash proceeds to such participating shareholder’s Shareholder Accounts. The actual per share expenses of effecting the repurchases and of any liquidation of portfolio securities received will depend on a number of factors, including the number of shares tendered, the Fund’s portfolio composition at the time and market conditions prevailing during the liquidation process. Per share expenses borne by a participating shareholder might increase to the extent that the Fund repurchases fewer shares from such participating shareholder. Shareholders wishing to sell Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Shares on the NYSE. Brokers, dealers or other institutions also may charge fees to a participating shareholder for processing a repurchase request and sending it to the Depositary. A participating shareholder may also incur expenses associated with the appointment of a Korean Proxy and the establishment of the Shareholder Accounts, plus fees, expenses and brokerage commissions associated with the disposal or retention of Portfolio Securities.
      Certificates representing Shares tendered but not repurchased will be returned promptly following the termination, expiration or withdrawal of the Offer. The Fund will not be obligated to repurchase Shares pursuant to the Offer under certain conditions. (See Section 3.)
      In order validly to tender Shares for purchase pursuant to the Offer, participating shareholders must complete and sign the appropriate IRS Form W-8 or Substitute IRS Form W-9, as applicable and provide such form to the Depositary together with the Letter of Transmittal. Failure of a participating shareholder to do so will result in a defective submission and the Fund will be unable to purchase such shareholder’s Shares.
      7. Source and Amount of Consideration. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be repurchased will depend on the number of shares tendered for repurchase, and the price will be based on the NAV per Share on the Repurchase Pricing Date. If the NAV per Share on the Repurchase Pricing Date were $29.44, which was the NAV per Share on July 5, 2005, and if shareholders tender 50% of the Fund’s outstanding Shares pursuant to the Offer, estimated payments by the Fund of Portfolio Securities to the shareholders would be worth approximately $644,819,051. (See the Pro Forma Capitalization Table, Section 8.) The Fund will not be responsible for the costs of distributing the Portfolio Securities, including any transaction expenses and fees and the costs associated with the services of the Subcustodian, which will be paid by participating shareholders.

      The consideration which participating shareholders will receive under the terms of the Offer consists of pro rata portions of the Fund’s Portfolio Securities and cash held by the Fund. As of July 5, 2005, approximately 98% of the Fund’s assets were invested in equity securities of Korean issuers, of which about 95% were listed on the Korea Exchange. As of July 5, 2005, approximately 2% of the Fund’s assets were invested in cash and cash equivalents.
      8. Effects of the Offer; Consequences of Participation. THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING SHAREHOLDERS.
      A. Effects on Value of Portfolio Securities. The Fund’s investments and the Portfolio Securities may decrease in value following the Offer, depending on the level of participation in the Offer and whether and when participating shareholders choose to dispose of the Portfolio Securities after the Offer. Because of the size of the Fund and the relatively high price volatility, low liquidity and small market capitalization of the Korean securities markets, if a large percentage of shareholders participate in the Offer and choose to sell the Portfolio Securities shortly after receiving them, there could be an adverse impact on the Korean securities markets or on the market prices of the Portfolio Securities and the Fund’s other investments, which risk would affect both participating and non-participating shareholders.
      B. Effects on the Fund. The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the NAV of the Fund. This reduction in the NAV of the Fund will likely cause the ratio of the Fund’s expenses to its NAV to increase. Additionally, a reduction in the number of Fund shares issued and outstanding may reduce the liquidity and the depth of the trading market for Fund Shares.
      C. Pro Forma Effects on Fund Capitalization. The repurchase by the Fund of the Shares will reduce the Fund’s net assets (that is, its assets less its liabilities). The following table sets forth the net assets of the Fund as of May 31, 2005, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 50% of its outstanding Shares pursuant to the Offer):
Pro Forma Capitalization(1)

		Adjustment for
	As of July 5,	Purchase at $28.86	Pro Forma as
	2005	per Share(2)	Adjusted

Total net assets	$1,316,198,380	$(644,819,051)	$671,379,329
Shares outstanding	44,701,493	(22,350,747)	22,350,746
NAV per Share(3)	$29.44	$28.85	$30.04

(1)	This table assumes purchase by the Fund of 22,350,747 Shares, equal to 50% of the Fund’s outstanding Shares as of July 5, 2005.

(2)	This amount represents 98% of the Fund’s NAV per share, as of July 5, 2005. Shares repurchased pursuant to the Offer will be purchased at a 2% discount to NAV on the Repurchase Pricing Date, which may be more or less than $29.44 per Share, and the pro forma NAV per Share also may be more or less than that shown above.

(3)	The NAV per Share of the Fund is determined as of the close of regular trading on the NYSE no less frequently than weekly, at such times as the Board may determine, and on the last business day of each month the NYSE is open, by dividing the total assets of the Fund, less all liabilities, by the total number of Shares outstanding.
      D. Expenses of Participating Shareholders. Without consideration of any potential tax consequences to participating shareholders, the actual per share expense incurred by a shareholder to participate in the Offer will depend on many factors, including the number of Shares tendered for repurchase by such participating shareholder, expenses associated with establishing the Shareholder Accounts and any fees and expenses paid to a U.S. financial institution for submitting the documentation necessary for participation in the Offer. The impact of such per share expenses on a participating shareholder will depend in part on how many Shares the Fund repurchases from such participating shareholder; per share expenses borne by a participating shareholder might increase to the extent that the Fund repurchases fewer Shares from such participating shareholder. Participating shareholders may incur additional expenses following their participation in the Offer, which may vary depending on whether they sell or retain the Portfolio Securities. Shareholders wishing to sell Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Shares on the NYSE.
      E. Consequences of Receipt of Foreign Portfolio Securities. Participating shareholders may wish to retain the Portfolio Securities as a long-term investment. The Fund is not providing shareholders with specific information regarding any of the Portfolio Securities and participating shareholders may not have the means to effectively monitor, or to monitor as efficiently as a managed investment vehicle, the performance of the Portfolio Securities and to assess their associated risks. Although the Korean issuers of the Portfolio Securities are all publicly listed Korean companies, Korean disclosure rules may not require publicly disclosed information regarding such issuers to be as current as information provided by U.S. public companies or for such information to be made available in languages other than Korean. Korean public companies may also be subject to less stringent disclosure standards and regulatory oversight than U.S. companies.
      Direct investment in Korean securities involves further considerations that are not normally associated with investments in U.S. securities, including (a) relatively high price volatility and lesser liquidity; (b) currency fluctuations and the cost of converting Korean Won into U.S. dollars; (c) restrictions on foreign investment (including potential prohibitions against foreigners participating in rights offerings) and potential restrictions on repatriation of capital invested in Korea and remittance of profits and dividends accruing thereon; and (d) political, economic and social risks and uncertainties.
      There also may be additional future costs participating shareholders incur in retaining the Portfolio Securities. If participating shareholders receive Portfolio Securities and then determine to liquidate the Portfolio Securities, such participating shareholders would be subject to investment and currency risks as well as any additional expenses and tax consequences associated with liquidating Portfolio Securities. Shareholders are encouraged to consult with their financial and tax advisers regarding these issues.
      THE VALUE OF THE PORTFOLIO SECURITIES MAY DECREASE OR INCREASE BETWEEN THE EXPIRATION DATE AND THE REPURCHASE PRICING DATE, AND BETWEEN THE REPURCHASE PRICING DATE AND THE DATE ON WHICH THE PORTFOLIO SECURITIES ARE ACTUALLY TRANSFERRED INTO PARTICIPATING SHAREHOLDERS’ KOREAN SECURITIES ACCOUNT. PARTICIPATING SHAREHOLDERS WILL ASSUME THESE MARKET RISKS.
      F. Tax Consequences of Participating Shareholders. The sale by participating United States Shareholders of Fund shares in exchange for Portfolio Securities pursuant to the Offer will generally have U.S. federal income tax consequences, and the subsequent ownership and sale by participating Shareholders of such Portfolio Securities may also have U.S. and Korean tax consequences. In addition, Non-participating Shareholders may also be subject to certain U.S. tax consequences. See Sections 14 (“Certain United States Federal Income Tax Consequences”) and 15 (“Certain Korean Tax Consequences”).
      9. Price Range of Shares; Dividends/Distributions. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

	Net Asset Value		Market Price
					Dividends/
	High	Low	High	Low	Distributions

Year (ending December 31)
2001(1)
1st Quarter	13.85	11.12	11.55	9.00	$1.406
2nd Quarter	13.58	10.53	10.99	8.52	0.015
3rd Quarter	13.10	10.74	10.69	8.61	0.000
4th Quarter	16.10	11.02	13.22	8.91	0.120
2002
1st Quarter	20.94	16.35	17.69	13.66	0.000
2nd Quarter	22.40	19.15	18.80	16.00	0.000
3rd Quarter	21.68	17.49	17.50	13.49	0.000
4th Quarter	19.56	15.73	15.99	12.45	0.851
2003
1st Quarter	17.52	13.17	14.26	11.36	0.000
2nd Quarter	18.07	13.50	15.46	11.70	0.000
3rd Quarter	20.26	17.80	17.11	15.00	0.000
4th Quarter	21.32	18.74	18.35	15.52	0.300
2004
1st Quarter	24.26	21.33	21.42	18.53	0.000
2nd Quarter	25.26	19.19	22.15	17.00	0.000
3rd Quarter	22.84	19.67	21.15	16.67	0.000
4th Quarter	26.08	21.60	24.17	19.39	0.650
2005
1st Quarter	30.21	24.67	28.97	22.80	0.000
2nd Quarter	28.88	26.83	27.90	25.00	0.000

(1)	$70.3 million of the 2001 dividends represent the value of a special in-kind distribution of SK Telecom securities.
      As of the close of business on July 5, 2005, the Fund’s NAV was $29.44 per Share, and the high, low and closing prices per Share on the NYSE on that date were $27.50, $27.35 and $27.45, respectively. Prior to the expiration of the Offer, NAV quotations can be obtained in the manner indicated in Section 1.
      The tender of Shares, unless and until such tendered Shares are accepted for repurchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.
      10. Selected Financial Information. The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund, which are incorporated herein by reference and included in the Fund’s Annual Report to shareholders. The Annual and Semi-Annual Reports may be obtained without charge by writing to Georgeson Shareholder Communications, Inc., the Information Agent, 17 State Street, New York, New York 10004, by calling (800) 843-0369 or on the Internet at www.sec.gov or www.thekoreafund.com.

FINANCIAL HIGHLIGHTS
      The following table includes per-Share performance data for a Share of the Fund, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for Fund shares.
Financial Highlights

	Years Ended June 30,

	2004(a)		2004	2003	2002	2001	2000

Per Share Operating Performance
Net asset value, beginning of period	$21.55		$17.62	$20.20	$13.01	$20.04	$17.72
Income (loss) from Investment operations
Net investment income (loss)(b)	0.30		0.20	0.17	0.11	0.17	0.05
Net realized and unrealized gain (loss) on investment transactions	4.60		3.90	(1.90)	7.20	(5.61)	2.27
Total from investment operations	4.90		4.10	(1.73)	7.31	(5.44)	2.32
Less distributions from:
Net investment income	(0.45)		(0.30)	(0.18)	—	(0.18)	—
Net realized gains on investment transactions	(0.20)		—	(0.67)	(0.12)	(1.41)	—
Total distributions	(0.65)		(0.30)	(0.85)	(0.12)	(1.59)	—
NAV accretion resulting from repurchases, shares tendered and reinvestment of distributions for shares at value	—		.13	.00 (c)	.00 (c)	—	—
Net asset value, end of period	$25.80		$21.55	$17.62	$20.20	$13.01	$20.04
Market value, end of period	$24.06		$18.85	$14.99	$16.44	$10.58	$14.06
Total Return
Per share net asset value (%)(d)	22.93	**	24.15	(8.34)	56.39	(25.01)	13.09
Per share market value (%)(d)	31.13	**	27.66	(4.29)	56.71	(13.16)	(5.46)
Ratios to Average Net Assets and Supplemental Data
Net assets, end of period ($ millions)	1,153		963	879	1,009	651	1,002
Ratio of expenses before expense reductions (%)	1.24	*	1.27	1.26	1.21	1.24	1.2
Ratio of expenses after expense reductions (%)	1.24	*	1.27	1.26	1.21	1.23	1.19
Ratio of net Investment Income (loss) (%)	1.35	(e)**	0.94	0.99	0.69	1.18	0.24
Portfolio turnover rate (%)	6	*	20	7	18	40	31

(a)	For the six months ended December 31, 2004.

(b)	Based on average shares outstanding during the period.

(c)	Amount is less than $.005 per share.

(d)	Total return based on net asset value reflects changes in the Fund’s net asset value during the period. Total return based on market value reflects changes in market value. Each figure includes reinvestments of distributions. These figures will differ depending upon the level of any discount from or premium to NAV at which the Fund’s shares trade during the period.

(e)	The ratio for the six months ended December 31, 2004 has not been annualized since the Fund believes it would not be appropriate because the Fund, which has a June 30 year-end, earns substantially less dividend income in the second half of its year than in the first half of each year.

*	Annualized

**	Not annualized

SUMMARY OF SELECTED FINANCIAL INFORMATION
FOR THE PERIODS INDICATED BELOW

	Six Months
	Ended	Year Ended	Year Ended	Year Ended
	December 31,	June 30,	June 30,	June 30,
	2004	2004	2003	2002

	(Unaudited)	(Audited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS
Investment Income	$19,875,080	$22,359,705	$19,480,512	$15,524,235
Expenses	6,320,674	12,887,255	10,912,038	9,971,639
Expense Reductions	(34,498)	(23,592)	(25,997)	(53,600)
Net Expenses	6,286,176	12,863,663	10,886,041	9,918,039
Net investment income	13,588,904	9,496,042	8,594,471	5,606,196
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENT TRANSACTIONS:
Net realized gain (loss) on:
Investments	(4,727,266)	21,259,065	(14,779,335)	35,204,628
Won related transactions	1,884,017	1,206,876	2,529,855	2,542,733
Net unrealized appreciation (depreciation) of:
Investments	208,682,106	178,964,837	(80,479,942)	318,735,886
Won related transactions	(82,597)	536,916	(2,624,557)	2,903,356
Net gain (loss) on investments transactions	205,756,260	201,967,694	(95,353,979)	359,386,603
Net Increase (Decrease) in Net Assets from Operations	219,345,164	211,463,736	(86,759,508)	364,992,799
STATEMENT OF ASSETS AND LIABILITIES
Total Assets	1,183,870,875	968,795,808	880,321,849	1,010,855,407
Total Liabilities	30,449,170	5,663,295	1,679,413	1,974,679
Net Assets, at value	1,153,421,705	963,132,513	878,642,436	1,008,880,728
Net asset value per share	25.80	21.55	17.62	20.20

SUMMARY OF ANNUAL NAV DISCOUNTS AND PREMIUMS
      Shares have traded at varying relationships to per-Share net asset value. The following table shows the relationship between price on the NYSE and net asset value per-Share for the years indicated:

	Premium or Discount as a Percentage

Year	Average	High		Low

1991	33.78%	54.92%	(8/30/91)	15.57%	(1/4/91)
1992	16.45	45.88	(11/20/92)	-1.2	(5/22/92)
1993	28.26	44.23	(12/31/93)	10.27	(12/17/93)
1994	17.04	37.04	(1/7/94)	-2.8	(12/9/94)
1995	4.15	13.52	(5/26/95)	-5.15	(6/16/95)
1996	9.92	68.23	(1/3/96)	2.08	(6/7/96)
1997	7.89	38.89	(12/12/97)	-17.69	(11/14/97)
1998	11.13	56.97	(1/2/98)	-3.55	(12/31/98)
1999	-16.07	3.75	(1/15/99)	-29.12	(12/22/99)
2000	-27.86	-17.44	(12/29/00)	-35.48	(6/6/00)
2001	-18.01	-12.7	(1/3/01)	-21.74	(9/19/01)
2002	-18.15	-11.61	(3/1/02)	-24.16	(9/23/02)
2003	-16.04	-12.41	(6/6/03)	-16.68	(11/20/03)
2004	-10.91	-5.94	(10/7/04)	-15.98	(8/6/04)
2005(1)	-6.76	-2.94	(3/9/05)	-8.48	(3/29/05)

(1)	Through July 5, 2005.
      11. Interest of Directors, Executive Officers and Certain Related Persons. Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of July 8, 2005.

Number of Shares
Name and Position	Beneficially Owned

Robert J. Callander, Chairman*	2500
Julian F. Sluyters, President and Chief Executive Officer	0
Kenneth C. Froewiss, Director*	1000
William H. Luers, Director*	475
Ronaldo A. da Frota Nogueira, Director*	4000
Kesup Yun, Director	0
John Millette, Assistant Secretary	0
Charles A. Rizzo, Treasurer	0
Kathleen Sullivan D’Eramo, Assistant Treasurer	0
Caroline Pearson, Assistant Secretary	0
Bruce A. Rosenblum, Vice President and Secretary	0
Paul H. Schubert, Chief Financial Officer	0
Julian Reid, Director	0
Chris Russell, Director	0

*	Percentage of shares beneficially owned equal less than 1/4 of 1% of Shares of the Fund. The total percentage of shares beneficially owned by all directors and executive officers equal less than 1/4 of 1% of Shares of the Fund.

      Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, or associates of any of the foregoing, has effected any transaction in Fund shares, except for dividend reinvestments, during the past 60 days. Except as set forth in this Offer to Repurchase, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with respect to any of the Fund’s securities, including without limitation any agreement, arrangement, or understanding with respect to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations. Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares for repurchase pursuant to the Offer. The terms of the Offer do not, however, restrict or limit the Fund from repurchasing Shares from any such person.
      During the 60 days prior to the date of this Offer to Repurchase, the Fund did not purchase any Shares in the open market.
      12. Certain Information About the Fund. The Fund is a Maryland corporation with its principal executive offices located at 345 Park Avenue, New York, NY 10154 (telephone number (800) 349-4281). The Fund is a closed-end, non-diversified, management investment company. The Fund first issued Shares to the public on August 22, 1984. The Fund operates under a License, Approvals and Confirmation granted by the Korean Minister of Finance and Economy (the “MOFE”) on June 22, 1984 and amended and restated on July 2, 1998 (the “MOFE License”). The MOFE License authorizes the Fund to invest in Korean securities, to repatriate income received from dividends and interest earned on and net capital gains realized from such Korean securities, and to repatriate from investment principal up to 10% of the net asset value (taken at current value) of the Fund (except upon termination of the Fund, or for expenses in excess of Fund income, in which case the foregoing percentage cap does not apply). “Investment principal” is to be determined in accordance with U.S. generally accepted accounting principles and means amounts raised by the Fund in selling its shares, plus unrealized capital appreciation, but excluding realized capital gains and income. The license does not limit the repatriation of realized capital gain and income from the Fund’s investment in Korean securities. Under the license, the Fund — unlike unlicensed investors in Korea — is not subject to Korean securities transaction tax payable on the sale of portfolio securities on the Korea Exchange. However, there can be no assurance that this tax exemption will not be amended or revoked should the MOFE amend the MOFE License in connection with the repurchase offer, or that the Fund will not relinquish the MOFE License in order to conduct the repurchase offer. (See Section 16.A below.) As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund’s investment objective is long-term capital appreciation through investment in Korean equity securities.
      The Manager is a corporation organized under the laws of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Manager and its predecessors have served as investment manager to the Fund since its inception. The Manager’s principal business address is 345 Park Avenue, New York, NY 10154.
      The Manager is part of Deutsche Asset Management. Deutsche Asset Management is the marketing name in the United States for the asset management activities of Deutsche Bank AG, The Manager, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Bank Trust Company Americas and Scudder Trust Company. Deutsche Asset Management is a global asset management organization with over $699 billion in assets under management as of June 30, 2004. The Manager is an indirect wholly-owned subsidiary of Deutsche Bank AG. Deutsche Bank AG is a global banking institution engaged in financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance.
      The Manager, the predecessor of which is Scudder, Stevens & Clark, Inc. (“Scudder”), is an investment counseling firm established as a partnership in 1919. Scudder reorganized from a partnership to a corporation on June 28, 1985. On December 31, 1997, Zurich Insurance Company (“Zurich”) acquired a majority interest in Scudder, and Zurich Kemper Investments, Inc., a Zurich subsidiary, became part of Scudder. Scudder’s name changed to Scudder Kemper Investments, Inc. On January 1, 2001, the Manager changed its name from Scudder Kemper Investments, Inc. to Zurich Scudder Investments, Inc. On April 5, 2002, 100% of the Manager was acquired by Deutsche Bank AG. Upon the closing of this transaction, the Manager changed its name from Zurich Scudder Investments, Inc. to Deutsche Investment Management Americas Inc.

      The Subadviser is a wholly owned subsidiary of Deutsche Bank AG. The address of the Subadviser is 3rd Floor, Seian Building, 116 Shinmoonro-1 Ka, Changro-ku, Seoul, Korea. The Subadviser is registered as an investment adviser under the Advisers Act and began serving as Subadviser to the Fund on July 9, 2002. The Subadviser renders investment advisory and management services with regards to that portion of the Fund’s portfolio allocated to it by the Manager.
      13. Additional Information. The Fund has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, including the exhibits thereto (“Schedule TO”), which provides certain additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.
      14. Certain United States Federal Income Tax Consequences. The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including the Code, applicable Treasury regulations and Internal Revenue Service rulings. Different rules may apply to particular shareholders depending upon their individual circumstances. Shareholders should consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.
      A. Consequences to U.S. Shareholders of Participating in the Offer. It is anticipated that U.S. Shareholders (as such term is defined in Section 4.F, above), other than tax-exempt persons, who sell Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between (a) the fair market value of the Portfolio Securities and the amount of cash they receive pursuant to the Offer and (b) their adjusted tax basis in the Shares sold by them. The sale date for such tax purposes will be the date the Fund accepts the Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the participating U.S. Shareholder at the time of sale as capital assets, and will be treated as either long-term or short-term capital gain or loss depending on whether the Shares have been held at that time for more or less than one year, as applicable. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Any long-term capital gain realized by a non-corporate U.S. Shareholder that is not a tax-exempt person will be taxed at a maximum rate of 15%. Capital losses recognized by a U.S. Shareholder are generally available only to offset capital gains of the U.S. Shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year with capital losses). The ability of a U.S. Shareholder to carry back or carry forward capital losses is limited.
      Under the Code’s “wash sale” rules, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent U.S. Shareholders acquire other Shares within 30 days before or after the date the repurchased Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Shares acquired would be adjusted to reflect the disallowed loss.
      The foregoing U.S. federal income tax treatment is based on the assumption that not all shareholders will participate in the Offer and that the continuing ownership interest in the Fund of each participating U.S. Shareholder (including shares constructively owned by such participating U.S. Shareholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the repurchase as a sale rather than a distribution for U.S. federal income tax purposes, pursuant to Section 302(b) of the Code. If this assumption is not met, the receipt of Portfolio Securities for Shares purchased by the Fund may be taxable to U.S. Shareholders that are not tax-exempt persons as a distribution by the Fund rather than as a gain from the sale of the Shares. In that event, receipt of the Portfolio Securities by such U.S. Shareholders would be taxable as a dividend, in an amount equal to the fair market value of the Portfolio Securities, to the extent of such U.S. Shareholders’ allocable shares of the Fund’s current or accumulated earnings and profits. Any excess of the value of the Portfolio Securities received over the portion so taxable as a dividend would constitute a non-taxable return of capital to the extent of the U.S. Shareholders’ tax basis in the Shares sold, and any remaining excess of such value of the Portfolio Securities would be treated as either long-term or short-term capital gain from the sale of the Shares (if the Shares are held as capital assets), depending on how long the Shares were held. If the repurchase is treated as a distribution by the Fund rather than a sale of shares, the portion of the distribution treated as a dividend would, in the case of U.S. Shareholders who are individuals meeting certain holding period and other requirements, qualify as “qualified dividend income” eligible for the reduced maximum federal tax rate of 15% (5% for individuals in the 15% bracket) to the extent deemed to be paid out of “qualified dividend income” received by the Fund. Qualified dividend income is, in general, dividend income from taxable U.S. corporations and certain foreign corporations (including foreign corporations incorporated in certain countries having a comprehensive tax treaty with the United States, or the stock of which is readily tradable on an established securities market in the United States). Dividends received by the Fund from non-passive Korean corporations generally qualify as “qualified dividend income.” Any portion of the distribution treated as a dividend that did not qualify for the reduced rate would be taxable to U.S. Shareholders that are not tax-exempt persons at the regular maximum federal tax rate of up to 35%. If the receipt of Portfolio Securities by a participating U.S. Shareholder is taxable as a distribution, such U.S. Shareholder’s remaining tax basis in the purchased Shares would generally be added to the tax basis of the Shares that the U.S. shareholder continued to hold following completion of the Offer. Corporate U.S. Shareholders are particularly urged to consult their own tax advisers regarding participation in the Offer in their particular circumstances.
      B. Consequences to U.S. Shareholders of the Ownership of Portfolio Securities received pursuant to the Offer. Each participating U.S. Shareholder’s federal income tax basis in Portfolio Securities received pursuant to the Offer will be equal to the fair market value of the Portfolio Securities on the day the Offer is consummated. Each participating U.S. Shareholder’s holding period for Portfolio Securities received pursuant to the Offer will begin on the day after the day on which the Offer is consummated.
      C. Dividends and Other Distributions on Portfolio Securities Received Pursuant to the Offer. The gross amount of any distributions paid by an issuer of Portfolio Securities out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any withholding taxes imposed with respect thereto, will generally be taxable to a participating U.S. Shareholder as foreign source dividend income, and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Shareholder’s basis in the particular Portfolio Security with respect to which the distribution is paid, and thereafter as capital gain.
      Dividends and other taxable distributions paid in Korean Won will be included in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the payment is received (or treated as received) by the U.S. Shareholder, regardless of whether the Won are converted into U.S. dollars at that time. If the Won so received are converted into U.S. dollars on the day they are received (or treated as received) by the U.S. Shareholder, the U.S. Shareholder generally will not be required to recognize foreign currency gain or loss in respect of the conversion. If the Won so received are not converted into U.S. dollars on the day they are received (or treated as received), the U.S. Shareholder will have a tax basis in the Won equal to the U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Won generally will be treated as ordinary income or loss to the U.S. Shareholder, and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.
      One or more issuers of Portfolio Securities that a participating U.S. Shareholder receives pursuant to the Offer may be a passive foreign investment company (“PFIC”) for U.S. tax purposes. A PFIC is a non-U.S. corporation in which either (i) 75% or more of its gross income for a taxable year is “passive income,” or (ii) at least 50% of the average percentage of assets held during the taxable year are assets that produce passive income or are held for the production of passive income. If a U.S. Shareholder holds Portfolio Securities issued by a company that is a PFIC, such U.S. Shareholder may be subject to U.S. federal income tax charges, in the nature of interest with respect to deferred taxes, on a portion of any “excess distribution” or gain from the disposition of those Portfolio Securities. In addition, gain from the disposition of Portfolio Securities issued by a PFIC may be taxable to individuals at ordinary income rates, rather than reduced capital gain rates. Shareholders should consult with their tax advisers about the tax consequences of investing in a PFIC.
      Participating U.S. Shareholders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received with respect to Portfolio Securities, and the federal income tax rates that apply with respect to each such distribution in their particular circumstances.
      D. Sale or Other Disposition of Portfolio Securities Received Pursuant to the Offer. Upon a subsequent sale or other disposition of Portfolio Securities received pursuant to the Offer, participating U.S. Shareholders will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between their adjusted tax basis in the particular Portfolio Securities sold and the amount realized in the subsequent disposition. Any such gain or loss will generally be long-term capital gain (generally eligible for the reduced 15% capital gains rate) or loss only if the selling U.S. Shareholder holds the Portfolio Securities as capital assets for more than one year following the consummation of the Offer.
      If Portfolio Securities received pursuant to the Offer are subsequently sold or otherwise disposed of in exchange for Korean Won, the amount realized should be equal to the U.S. dollar value of the amount received on the date of sale or disposition. If the sale or other disposition is settled on a subsequent settlement date, the participating U.S. Shareholder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and on the settlement date. However, in the case of Portfolio Securities traded on an established securities market that are sold by a cash basis U.S. Shareholder (or an accrual method U.S. Shareholder that so elects) the amount realized will be based on the exchange rate in effect on the settlement date for the sale or other disposition, and no exchange gain or loss will be realized at that time. Korean Won received on the sale or other disposition of Portfolio Securities will have a tax basis equal to the U.S. dollar value on the settlement date. Any gain or loss on a subsequent conversion or other disposition of the Won generally will be treated as ordinary income or loss to the U.S. Shareholder, and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.
      Participating U.S. Shareholders are particularly urged to consult their own tax advisers concerning the applicability of the foreign tax credit rules to any Korean taxes payable as a consequence of the ownership, sale or other disposition of Portfolio Securities received pursuant to the Offer and the application of U.S. source of income rules to distributions and gains with respect to Portfolio Securities that they hold following the Offer.
      E. Consequences to U.S. Shareholders who do not Participate in the Offer. The purchase of Shares pursuant to the Offer generally will have no U.S. federal income tax consequences to non-participating U.S. Shareholders. However, if any such purchase by the Fund is treated as a Section 301 distribution rather than as an exchange, as described above, and the distribution has the result of some shareholders receiving property and other shareholders increasing their proportionate interests in the assets or earnings and profits of the Fund, the non-participating U.S. Shareholders may be deemed to have received a taxable distribution of Fund stock.
      F. Back-up Withholding. Under the U.S. backup withholding rules, the Depositary would be required to withhold 28% of the gross proceeds paid to any U.S. Shareholder that is not a tax-exempt person unless either: (a) such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing such U.S. Shareholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (i) such number is correct; (ii) either (A) such U.S. Shareholder is exempt from backup withholding, (B) such U.S. Shareholder has not been notified by the Internal Revenue Service that such U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the Internal Revenue Service has notified such U.S. Shareholder that such U.S. shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with IRS Form W-9. Failure of a U.S. Shareholder to provide the Depositary with a completed and signed Form W-9 will result in a defective submission, and the Fund will be unable to repurchase such shareholder’s Shares. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.
      G.     In addition, all or a portion of payments received by participating U.S. Shareholders in exchange for Shares pursuant to the Offer may be subject to U.S. federal income tax information reporting requirements.
      H. Consequences to Non-U.S. Shareholders of Participating in the Offer. The U.S. federal income taxation of a Non-U.S. Shareholder (as such term is defined in Section 4.F, above) on a sale of Shares pursuant to the Offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Shareholder, as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above with respect to U.S. Shareholders participating in the offer. If the sale of Shares pursuant to the Offer is not effectively connected and gives rise to taxable gain, any gain realized by a Non-U.S. Shareholder upon the sale of Shares pursuant to the Offer will not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the receipt of Portfolio Securities by a participating Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to U.S. federal tax, which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the sale of Shares by a Non-U.S. Shareholder is effectively connected income, regardless of whether the sale is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, such income would be subject to U.S. tax at rates applicable to a U.S. Shareholder, as well as any applicable branch profits tax.
      Participating Non-U.S. Shareholders could be subject to 28% backup withholding, as described with respect to participating U.S. Shareholders above. In order to avoid the possibility of backup withholding, each Non-U.S. Shareholder must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Failure to provide the Depositary with the appropriate Form W-8 will result in a defective submission and the Fund will be unable to purchase the participating Non-U.S. Shareholder’s Shares. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.
      Participating Non-U.S. Shareholders should consult their own tax advisers regarding the tax consequences of the ownership, sale or other disposition of Portfolio Securities in their particular circumstances.
      I. Consequences to the Fund. The Fund has received a ruling from the Internal Revenue Service to the effect that it will not recognize gain or loss for U.S. federal income tax purposes as the result of the Distribution of Portfolio Securities to participating shareholders pursuant to the terms of the Offer.
      15. Certain Korean Tax Consequences. The following discussion is a general summary of certain Korean tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer. Different rules may apply to particular shareholders depending upon their individual circumstances. Shareholders should consult their own tax advisers with respect to tax consequences of a sale of Shares pursuant to the Offer, including, in the case of a Korean shareholder, potential tax consequences in Korean jurisdictions where such shareholder is a resident or domiciliary.
      A. Consequences to Shareholders of Participating in the Offer. No Korean tax will be payable upon the sale of Shares pursuant to the repurchase offer by participating shareholders that are not (i) residents of Korea, or (ii) foreign corporations that maintain a permanent establishment in Korea to which any income arising from the sale of Shares would be attributable (collectively, “Non-Resident Shareholders”).
      B. Dividends on Portfolio Securities Received Pursuant to the Offer. Dividends (whether in cash or in shares) paid to Non-Resident Shareholders with respect to Portfolio Securities will be subject to Korean withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as is applicable under a treaty between Korea and the Non-Resident Shareholder’s country of tax residence. In order to obtain the benefit of any such lower rate, a Non-Resident Shareholder must submit to the issuer company, prior to the dividend payment date, such evidence of tax residence of the Non-Resident Shareholder as the Korean tax authorities may require to support the Non-Resident Shareholder’s claim for tax treaty protection. The issuer company paying such dividends to the Non-Resident Shareholder will be responsible for withholding the applicable amounts.
      C. Sale or Other Disposition of Portfolio Securities Received Pursuant to the Offer. Capital gains earned by a Non-Resident Shareholder from the sale of Portfolio Securities through the Stock Market Division of the Korea Exchange or the KOSDAQ Market Division of the Korea Exchange (together, the “Korea Exchange”) are exempt from Korean capital gains tax unless the Non-Resident Shareholder owns, together with the shares held by any entity having a special relationship with such Non-Resident Shareholder as defined under applicable Korean laws and regulations, 25% or more of the total issued and outstanding shares of the Korean listed company at any time during the calendar year in which the transfer occurs and the five years preceding such calendar year.
      Under the relevant tax treaty between Korea and the Non-Resident Shareholder’s country of tax residence, Non-Resident Shareholders may be eligible for the tax exemption on capital gains upon their sale of Portfolio Securities. In order to obtain a tax exemption on capital gains under an applicable tax treaty, a Non-Resident Shareholder should submit to the purchaser or the securities company, as applicable, an application for tax exemption along with a certificate of tax residency issued by a competent authority of such Non-Resident Shareholder’s country of tax residence prior to the payment date.
      Unless exempted under Korean tax law (as described above) or the relevant tax treaty between Korea and such Non-Resident Shareholder’s country of tax residence, capital gains earned by a Non-Resident Shareholder from a sale of Portfolio Securities are subject to Korean taxation. The applicable capital gains tax rate is the lower of (i) 11% of the gross realization proceeds and (ii) 27.5% of the capital gain realized upon the sale (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs of Portfolio Securities). The purchaser or (in the case of the sale of Portfolio Securities through a Korean securities company) the Korean securities company through which such sale is effected is required under Korean law to withhold the applicable amount of Korean taxes and make payment thereof to the relevant Korean tax authorities.
      D. Korean Securities Transaction Tax. If a Non-Resident Shareholder transfers Portfolio Shares on the Korea Exchange, such Non-Resident Shareholder will be subject to Korean securities transaction tax at the rate of 0.3% (including an agriculture and fishery special surtax at the rate of 0.15%) of the sale price of the Portfolio Shares. Subject to certain exceptions, if such transfer is not made on the Korea Exchange, such Non-Resident Shareholder will be subject to Korean securities transaction tax at the rate of 0.5% of the sale price of the Portfolio Shares, and will not be subject to an agriculture and fishery special surtax.
      16. Certain Legal Matters; Regulatory Approvals.
      A. Korea. Under applicable Korean legal requirements, the approval of the Korean Financial Supervisory Commission is required before a foreigner, such as the Fund, may transfer Korean listed securities unless such transfer takes place on the Stock Market Division or the KOSDAQ Market Division of the Korea Exchange. On July 5, 2005, the Governor of the FSS, pursuant to its authority to grant such approvals on behalf of the Financial Supervisory Commission, approved the transfer, outside the Stock Market Division and the KOSDAQ Market Division of the Korea Exchange, of Portfolio Securities from the Fund to participating shareholders in connection with the Offer.
      The terms of the MOFE License limit the amount of investment principal that the Fund may repatriate from Korea to 10% of the Fund’s net asset value. Almost all of the aggregate value of portfolio securities distributed by the Fund to participating shareholders in the repurchase offer would be deemed by the MOFE to be repatriated investment principal of the Fund, thereby causing the Fund to exceed the 10% cap on repatriated investment principal as a result of conducting the repurchase offer. The Fund has requested that the MOFE increase the cap on repatriation of investment principal to a percentage of investment principal that would allow the repurchase offer to be conducted in accordance with the terms of the MOFE License. However, there is no assurance that the MOFE will agree to such an amendment prior to the date on which the Fund conducts the repurchase offer. If the Fund is unable to procure this amendment to the MOFE License, the Fund may continue to operate as a closed-end fund in Korea without such a license, and would exercise its right to unilaterally relinquish the MOFE License unilaterally with minimum advance notice to the MOFE.
      Additionally, under applicable Korean legal requirements tendering shareholders (or the holders of legal title to the Shares if legal and beneficial ownership are held by different persons) that are foreign (non-Korean) investors must register with the FSS before acquiring any Portfolio Securities pursuant to the Offer and should accordingly ensure that such registration has been made in a timely manner.
      B. Japan. To ensure compliance with Japanese securities laws and regulations, which would otherwise generally require each issuer of Portfolio Securities received by Japan Holders to file a securities registration statement with the Kanto Local Finance Bureau and comply with ongoing disclosure requirements, Japan Holders participating in the Offer will not receive portfolio securities, but will receive cash proceeds from the sale of the Portfolio Securities they would otherwise receive. For the purpose of the foregoing, Japan Holders must irrevocably instruct their brokers to liquidate for cash, immediately upon receipt, the Portfolio Securities received by them pursuant to the Offer. Japan Holders that do not certify that they have issued such irrevocable instructions to their brokers will be excluded from the Offer.
      C. U.S.: SEC. On June 20, 2005, the Commission granted to the Fund an order, pursuant to the authority delegated to the Commission under sections 6(c) and 17(b) of the 1940 Act, exempting the Repurchase Program, including the Offer, from section 17(a) of the 1940 Act.

      On July 1, 2005, the Commission, pursuant to the authority delegated to it under rule 13e-4(h)(9) of the 1934 Act, also exempted the Repurchase Program, including the Offer, from the provisions of rule 13e-4(f)(8) of the 1934 Act to the extent necessary to permit Japan Holders to participate in the Offer and any subsequent offers to be made pursuant to the Repurchase Program.
      D. U.S.: IRS. On November 17, 2004, the Fund received a private letter ruling from the Internal Revenue Service to the effect that the Fund will not recognize gain pursuant to the Offer for U.S. federal income tax purposes when it distributes appreciated portfolio securities in-kind to participating stockholders. As a result, only participating stockholders should recognize income or gains in connection with the payment of portfolio securities, and neither the Fund nor non-participating stockholders of the Fund should recognize such gains as a consequence of payments of portfolio securities to the participating stockholders. The Fund received a supplemental private letter ruling on June 10, 2005, confirming that the conclusion reached in the November 17, 2004 private letter ruling will apply to the Repurchase Program, including the Offer.
      E. Other. The Fund is not aware of any other approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares repurchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3.
      17. Amendments; Extension of Repurchase Period; Termination. Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a repurchasing shareholder to withdraw such shareholder’s Shares. (See Section 5.)
      Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3, and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for repurchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in Section 5 without extending the period during which the Offer is open.
      Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(d), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire.
      If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional repurchase offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 13e-4(e) and l3e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, prior to the Expiration Date, the Fund decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern time.
      18. Miscellaneous. The Offer is not being made to, nor will the Fund accept tenders of Shares from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

      Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.
The Depositary for the Offer is:
The Colbent Corporation

By First Class Mail: The Colbent Corporation Attn: Corporate Actions POB 859208 Braintree, MA 02185-9208	By Registered, Certified or Express Mail or Overnight Courier: The Colbent Corporation Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184	By Hand: The Colbent Corporation Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184
By Facsimile:
(781) 380-3388
Confirm Facsimile Transmission:
(781) 843-1833 Ext. 200
      Questions or requests for assistance or for additional copies of the Offer to Repurchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 State Street
New York, New York 10004
Toll Free: (800) 843-0369
Call Collect: (212) 440-9800
THE KOREA FUND, INC.
July 8, 2005